As filed with the Securities and Exchange Commission on July 15, 2002
Registration No. 333-81832

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMGEN INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	95-3540776 (I.R.S. Employer Identification No.)

One Amgen Center Drive
Thousand Oaks, California 91320-1799
(805) 447-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven M. Odre, Esq.
Senior Vice President, General Counsel and Secretary
One Amgen Center Drive
Thousand Oaks, California 91320-1799
(805) 447-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Olson, Esq. Charles K. Ruck, Esq. Latham & Watkins 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 485-1234	Barry G. Pea, Esq. Executive Vice President, General Counsel and Secretary Immunex Corporation 51 University Street Seattle, Washington 98101 (206) 587-0430	Stephen F. Arcano, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.
If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒  (Registration No. 333-81832)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (No. 333-81832) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely to file certain exhibits and amend the exhibit index to such Registration Statement. This Post-Effective Amendment No. 1 does not change any of the information included in Part I or Part II of such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that, subject to specific limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any individual who is made a party or threatened to be made a party to any third party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of directors who were not parties to the suit or proceeding, if the individual:

•	acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•	in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Moreover, to the extent a director, officer, employee or agent is successful in the defense of the action, suit or proceeding, the DGCL requires a corporation to indemnify the individual for reasonable expenses incurred thereby.

In accordance with the DGCL, Amgen’s certificate of incorporation provides that a director of Amgen will not be personally liable to Amgen or Amgen’s stockholders for monetary damages for breach of fiduciary duties, except for liability for:

•	any breach of the director’s duty of loyalty to Amgen or Amgen’s stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

The bylaws of Amgen provide that the officers and directors of Amgen will be indemnified to the full extent permitted by the DGCL. In addition, Amgen must advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he is or was a director or officer of Amgen, or is or was serving at the request of Amgen as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of any such proceeding, promptly following request for advance, all expenses incurred by any director or officer in connection with such proceeding if the individual provides an undertaking to repay all amounts if it is ultimately determined that the person is not entitled to be indemnified under the bylaws or otherwise.

The right to indemnification is not exclusive of any other right which that individual may have or hereafter acquire under any statute, provision of Amgen’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Amgen is authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, and, upon approval by the board of directors of Amgen, to purchase insurance on behalf of any person required or permitted to be indemnified. Amgen maintains a standard policy of officers’ and directors’ liability insurance.

Part II-1

Item 21.    Exhibits and Financial Statement Schedules

(a)	See Exhibit Index

(b)	Not applicable.

(c)	Not applicable.

Item 22.    Undertakings

(a)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Part II-2

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on July 15, 2002.

Amgen Inc.

By:	/s/ STEVEN M. ODRE
Name: Title:	Steven M. Odre Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

* Kevin W. Sharer	Chairman of the Board, Chief Executive Officer, President and Director	July 15, 2002

* Richard D. Nanula	Executive Vice President, Finance, Strategy and Communications, and Chief Financial Officer	July 15, 2002

* Barry D. Schehr	Vice President, Financial Operations, and Chief Accounting Officer	July 15, 2002

* David Baltimore	Director	July 15, 2002

* Frank J. Biondi, Jr.	Director	July 15, 2002

* Jerry D. Choate	Director	July 15, 2002

* Frederick W. Gluck	Director	July 15, 2002

* Franklin P. Johnson, Jr.	Director	July 15, 2002

* Steven Lazarus	Director	July 15, 2002

Part II-3

* Gilbert S. Omenn	Director	July 15, 2002

* Judith C. Pelham	Director	July 15, 2002

* J. Paul Reason	Director	July 15, 2002

* Donald B. Rice	Director	July 15, 2002

* Patricia C. Sueltz	Director	July 15, 2002

* By: /s/ STEVEN M. ODRE Steven M. Odre Attorney-in-fact		July 15, 2002

Part II-4

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Amended and Restated Agreement and Plan of Merger, dated as of December 16, 2001, by and among Amgen Inc., AMS Acquisition Inc. and Immunex Corporation. (1)
2.2**	First Amendment to Amended and Restated Agreement and Plan of Merger dated as of July 15, 2002, by and among Amgen Inc., AMS Acquisition Inc. and Immunex Corporation.

4.1	Form of stock certificate for the common stock, par value $0.0001 of Amgen Inc. (2)

4.2	Amended and Restated Rights Agreement, dated as of December 12, 2000 between Amgen Inc. and American Stock Transfer & Trust Company, as Rights Agent. (3)

4.3+	Stockholders’ Rights Agreement dated as of December 16, 2001, by and among Amgen Inc., American Home Products Corporation, MDP Holdings, Inc. and Lederle Parenterals, Inc. (4)

4.4	Indenture dated as of March 1, 2002 between Amgen Inc. and LaSalle Bank National Association. (8)

4.5	Form of Amgen Inc. Liquid Yield Option(TM) Note due 2032. (8)

4.6	Registration Rights Agreement dated March 1, 2002 by and between Amgen Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. (8)

5.1*	Legal opinion of Latham & Watkins.

8.1**	Tax opinion of Latham & Watkins.

8.2**	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

10.1*‡	Amended and Restated Promotion Agreement by and between Immunex Corporation, American Home Products Corporation and Amgen Inc. dated December 16, 2001.

10.2*‡	Agreement Regarding Governance and Commercial Matters by and among American Home Products Corporation, American Cyanamid Company and Amgen Inc. dated December 16, 2001.

23.1	Consent of Latham & Watkins (included in Exhibits 5.1* and 8.1**).

23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).

23.3*	Consent of Ernst & Young LLP, independent auditors.

23.4*	Consent of Ernst & Young LLP, independent auditors.

23.5*	Consent of Goldman, Sachs & Co.

23.6*	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

24.1+	Powers of Attorney.

99.1+	Shareholder Voting Agreement dated as of December 16, 2001, by and among Amgen Inc., American Home Products Corporation, MDP Holdings, Inc. and Lederle Parenterals, Inc. (5)

99.2*	Opinion of Goldman, Sachs & Co. (6)

99.3*	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated. (7)

99.4*	Form of Proxy of Amgen Inc.

99.5*	Form of Proxy of Immunex Corporation.

99.6+	Consent of Edward V. Fritzky to be named a director of Amgen Inc. upon completion of the merger.

99.7+	Employment Agreement between Amgen Inc. and Edward V. Fritzky.

*	Previously filed with Amendment No. 1 to the registration statement on March 22, 2002.
**	Filed herewith.
+	Previously filed with the initial registration statement on January 31, 2002.
‡
Confidential portions of this document have been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 406 of the Securities Act of 1933.

(1)	Included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement.

Part II-5

(2)	Filed as an exhibit to Amgen’s Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.
(3)	Filed as an exhibit to Amgen’s Form 8-K Current Report dated December 13, 2000 on December 18, 2000 and incorporated herein by reference.
(4)	Included as Annex C to the joint proxy statement/prospectus forming a part of this registration statement.
(5)	Included as Annex B to the joint proxy statement/prospectus forming a part of this registration statement.
(6)	Included as Annex D to the joint proxy statement/prospectus forming a part of this registration statement.
(7)	Included as Annex E to the joint proxy statement/prospectus forming a part of this registration statement.
(8)	Filed as an exhibit to Amgen’s Form 8-K Current Report dated February 21, 2002 on March 1, 2002 and incorporated herein by reference.

Part II-6